Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DOMUS HOLDINGS CORP.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

Domus Holdings Corp., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

1. This Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

2. This Amendment to the Amended and Restated Certificate of Incorporation amends Article I of the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended, supplemented and restated, by deleting the Article I thereof and substituting in lieu thereof a new paragraph, which shall read in its entirety as follows:

ARTICLE I

The Name of the Corporation is:

Realogy Holdings Corp.

3. This Amendment to the Amended and Restated Certificate of Incorporation amends Article IV of the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended, supplemented or restated, by deleting the Section 1 of Article IV thereof and substituting in lieu thereof a new section, which shall read in its entirety as follows:

Section 1. Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 180,000,000 shares, of which the Corporation shall have authority to issue 168,000,000 shares of Class A Common Stock, $0.01 par value (the “Class A Common Stock”), 10,000,000 shares of Class B Common Stock, $0.01 par value (the “Class B Common Stock” and, collectively with the Class A Common Stock, the “Common Stock”), and 2,000,000 shares of Preferred Stock, $0.01 par value (the “Preferred Stock”).

Immediately upon the filing and effectiveness (the “Effective Time”) of the Certificate of Amendment to the Corporation’s Amended and Restated Certificate of Incorporation pursuant to the Delaware General Corporation Law, every 25 shares of Class A Common Stock, $0.01 par value (the “Old Class A Common Stock”), issued and outstanding immediately prior to the Effective Time shall be automatically reclassified and changed into and become one validly issued, fully paid and non-assessable share of the Class A Common Stock authorized by this Section 1 of Article IV of this Amended and Restated Certificate of Incorporation (the “Reclassified Class A Common Stock”), without any action by the holder thereof. Upon the Effective Time, every 25 shares of Class B Common Stock, $0.01 par value, (the “Old Class B Common Stock” and, collectively with the Old Class A Common Stock, the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time shall be automatically reclassified and changed into and become one validly issued, fully paid and non-assessable share of the Class B Common Stock authorized by this Section 1 of Article IV of this Amended and Restated Certificate of Incorporation (the “Reclassified Class B Common Stock” and, collectively with the Reclassified Class A Common Stock, the “Reclassified Common Stock”), without any action by the holder thereof.

The Corporation shall not issue fractions of shares of Reclassified Common Stock in connection with the reclassification and change of Old Common Stock to Reclassified Common Stock and no payment of cash in lieu of fractional shares shall be made by the Corporation in connection with such reclassification and change. Holders of Old Common Stock who, immediately prior to the Effective Time, own, in the aggregate, a number of shares of Old Class A Common Stock which is not evenly divisible by 25 or, in the aggregate, a number of shares of Old Class B Common Stock which is not evenly divisible by 25, respectively, shall, with respect to with respect to any fractional interest of Reclassified Class A Common Stock or Reclassified Class B Common Stock that such holders may otherwise be entitled, instead be entitled to receive one full share of Reclassified Class A Common Stock or Reclassified Class B Common Stock, as applicable, in exchange for such aggregated fractional interest in Reclassified Class A Common Stock or Reclassified Class B Common Stock, as applicable.

Each certificate that prior to the Effective Time represented shares of Old Common Stock shall thereafter represent that number of shares of Reclassified Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified and changed; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, unless otherwise instructed by such stockholder, book-entry shares in lieu of a new certificate or certificates evidencing and representing the number of shares of Reclassified Common Stock to which such person is entitled under the foregoing reclassification and change.

Upon the effectiveness of any Event of Automatic Conversion (as defined below), (i) each share of Reclassified Class A Common Stock issued and outstanding immediately following the Event of Automatic Conversion shall be automatically reclassified and changed into and become one validly issued, fully paid and non-assessable share of Common Stock, $0.01 par value (the “New Common Stock”), without any action by the holder thereof, and all references thereafter to the Reclassified Class A Common Stock in this Amended and Restated Certificate of Incorporation shall be replaced by references to the New Common Stock, and (ii) all references to the Reclassified Class B Common Stock shall be deemed to be deleted in their entirety from this Amended and Restated Certificate of Incorporation automatically and without further action by the stockholders of the

Corporation. Each certificate that immediately following the Event of Automatic Conversion represented shares of Reclassified Class A Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Reclassified Class A Common Stock represented by such certificate shall have been reclassified and changed; provided, that each person holding of record a stock certificate or certificates that represented shares of Reclassified Class A Common Stock shall receive, upon surrender of such certificate or certificates, unless otherwise instructed by such stockholder, book-entry shares in lieu of a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification and change. Unless prohibited by the GCL, the Corporation may restate this Amended and Restated Certificate of Incorporation in its entirety to give effect to this provision, and any such restatement need not include this paragraph of Section 1.

4. This Amendment to the Amended and Restated Certificate of Incorporation shall be immediately effective upon filing with Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Domus Holdings Corp. has caused this Certificate of Amendment to be duly executed in its corporate name this 27th day of September, 2012.

DOMUS HOLDINGS CORP.

By:	/s/ Anthony E. Hull
Name:	Anthony E. Hull
Title:	Executive Vice President, Chief Financial Officer and Treasurer